Exhibit 99.1
P.O. Box 4324
Houston, TX 77210
(713) 381-6500
Duncan Energy Partners Announces Pricing of Common Units
     Houston, Texas (Monday, June 15, 2009) — Duncan Energy Partners L.P. (NYSE:DEP) announced today that it has priced a public offering of 8,000,000 common units representing limited partner interests at $16.00 per common unit. DEP has also granted the underwriters a 30-day option to purchase up to 1,200,000 additional common units to cover over-allotments, if any. DEP intends to use the net proceeds of approximately $123 million from the offering to repurchase an equal number of its common units owned by affiliates of Enterprise Products Partners L.P. at the same net price per unit each, after deducting underwriting discounts and commissions.
     UBS Investment Bank, Barclays Capital, Citi, Morgan Stanley and Wachovia Securities are joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. A copy of the preliminary prospectus supplement and related base prospectus may also be obtained from the underwriters as follows: UBS Investment Bank, Prospectus Dept., 299 Park Ave., New York, NY, 10171, or by calling toll-free (888) 827-7275; Barclays Capital, c/o Broadridge, Integrated Distribution Services, 1155 Long Island Ave., Edgewood, NY, 11717, or by calling toll-free (888) 603-5847 or by email at barclaysprospectus@broadridge.com; Citi, Brooklyn Army Terminal, Attention: Prospectus Dept., 140 58th Street, 8th floor, Brooklyn, NY, 11220, by email at batprospectusdept@citi.com or by calling toll-free (800) 831-9146; Morgan Stanley, Attention: Prospectus Dept., 180 Varick Street, 2nd floor, New York, NY, 10014, or by calling toll-free (866) 718-1649 or by email at prospectus@morganstanley.com; Wachovia Securities, Attention: Equity Syndicate Dept., 375 Park Ave., New York, NY, 10152, or by calling toll-free (800) 326-5897, or by email at equity.syndicate@wachovia.com.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities and Exchange Act of 1933, which are part of an effective registration statement.
     Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to NGL fractionation (or separation), transportation and storage and petrochemical transportation and storage. Duncan Energy Partners owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,200 miles of natural gas pipelines with a transportation capacity aggregating approximately 6.8 billion cubic feet (“Bcf”) per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels (“MMBbls”) of leased NGL storage capacity; 8.5 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL storage capacity at Mont Belvieu. Duncan Energy Partners L.P. is managed by its general partner, DEP Holdings, LLC, which is wholly-owned by a subsidiary of Enterprise Products Partners L.P.
Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 Rick Rainey, Media Relations, (713) 381-3635
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